Exhibit 4.3

MWI VETERINARY SUPPLY, INC

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

MWI Veterinary Supply, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST:   That the Board of Directors of said Corporation, by unanimous written consent filed with the minutes of the Board, adopted resolutions proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of said Corporation:

RESOLVED, that the Board of Directors of the Corporation deems it advisable and in the Corporation’s best interest and approves an increase in the amount of the Corporation’s authorized capital stock, and in order to effect such change, the Corporation’s Amended and Restated Certificate of Incorporation  be, and hereby is, amended in accordance with Section 242 of the General Corporate Law of the State of Delaware as follows:

(a)  The first paragraph of Section A of Article IV, is hereby deleted in its entirety.

(b)  The following paragraph is hereby inserted in replacement thereof:

“The total number of shares of capital stock which the Corporation shall have the authority to issue is 41,000,000 shares, divided into two classes consisting of 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”) and 40,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”).”

and further

RESOLVED, that the foregoing amendment of the Corporation’s Amended and Restated Certificate of Incorporation be submitted for consideration by the stockholders of the Corporation and the next annual meeting of stockholders; and further

RESOLVED, that, upon approval by the stockholders of the Corporation of the foregoing amendment of the Corporation’s Amended and Restated Certificate of Incorporation, the proper officers of the Corporation be, and each of them hereby is, authorized, empowered and directed to execute and file with the Office of the Secretary of State of the State of Delaware a Certificate of Amendment of the Corporation’s Amended and Restated Certificate of Incorporation, attached as Exhibit A hereto, effecting the foregoing proposed amendment; and further

RESOLVED, that the proper officers of the Corporation be, and each of them hereby is, in the name and on behalf of the Corporation, and under its corporate seal or otherwise, authorized, empowered and directed to take or cause to be taken, all such further actions in connection with the transactions contemplated by the foregoing resolutions, and to execute and deliver, or cause to be executed and delivered, such documents as they shall deem necessary or advisable to effectuate the intent and purposes of the foregoing resolutions and the actions contemplated thereby.

SECOND:   That, the stockholders of the Corporation have approved the foregoing amendment at an annual meeting of the stockholders called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, and that the stockholders have duly adopted the amendment in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

[signature page follows]

IN WITNESS WHEREOF, MWI Veterinary Supply, Inc. has caused this Certificate of Amendment to be signed by James F. Cleary, its President and Chief Executive Officer, this 7th day of February, 2007.

MWI VETERINARY SUPPLY, INC.
By:	/s/ James F. Cleary
James F. Cleary
President and Chief Executive Officer